                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER



                            DATED AS OF MAY 27, 1997



                                    BETWEEN



                             COMMNET CELLULAR INC.



                                      AND



                              AV ACQUISITION CORP.

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER.......................................................  1
1.1. The Merger.............................................................  1
1.2. Closing................................................................  2
1.3. Effective Time.........................................................  2
1.4. Effects of the Merger..................................................  2
1.5. Articles of Incorporation..............................................  2
1.6. By-Laws................................................................  2
1.7. Officers and Directors of Surviving Corporation........................  2
1.8. Effect on Capital Stock................................................  3
1.9. CCI Common Stock Elections.............................................  4
1.10. Proration.............................................................  5

ARTICLE II. EXCHANGE OF CERTIFICATES........................................  7

2.1. Exchange Fund..........................................................  7
2.2. Exchange Procedures....................................................  7
2.3. No Further Ownership Rights in CCI Common Stock Exchanged for Cash; No
     Fractional Shares......................................................  8
2.4. Termination of Exchange Fund...........................................  9
2.5. No Liability...........................................................  9
2.6. Investment of Exchange Fund............................................  9
2.7. Lost Certificates......................................................  9
2.8. Withholding Rights.....................................................  9
2.9. Further Assurances..................................................... 10
2.10. [Intentionally Omitted]............................................... 10
2.11. Shares of Dissenting Shareholders..................................... 10
2.12. The Debt Offers....................................................... 10

ARTICLE III. REPRESENTATIONS AND WARRANTIES................................. 11

3.1. Representations and Warranties of CCI.................................. 11
3.2. Representations and Warranties of Merger Sub........................... 23

ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS....................... 26

4.1. Covenants of CCI....................................................... 26
4.2. Covenants of Merger Sub................................................ 28
4.3. Regulatory Compliance; Advice of Changes; Government Filings........... 29
4.4. Transition Planning.................................................... 29
4.5. Control of Other Party's Business...................................... 30

ARTICLE V. ADDITIONAL AGREEMENTS............................................ 30

5.1. Preparation of Form S-4; Proxy Statement; CCI Shareholder Meeting...... 30
5.2. Access to Information.................................................. 31
5.3. Approvals and Consents; Cooperation.................................... 31
5.4. Acquisition Proposals.................................................. 32
5.5. Stock Options and Other Stock Plans.................................... 34
5.6. Fees and Expenses...................................................... 35
5.7. Indemnification; Directors' and Officers' Insurance.................... 35
5.8. Rights Agreement....................................................... 35
5.9. Public Announcements................................................... 36
5.10. Affiliates............................................................ 36

5.11. Certain Agreements................................................... 36
5.12. Nasdaq Listing and Exchange Act Registration......................... 36

ARTICLE VI. CONDITIONS PRECEDENT........................................... 36

6.1. Conditions to Each Party's Obligation to Effect the Merger............ 36
6.2. Additional Conditions to Obligations of Merger Sub.................... 37
6.3. Additional Conditions to Obligations of CCI........................... 39

ARTICLE VII. TERMINATION AND AMENDMENT..................................... 40

7.1. Termination........................................................... 40
7.2. Effect of Termination................................................. 42
7.3. Amendment............................................................. 43
7.4. Extension; Waiver..................................................... 43

ARTICLE VIII. GENERAL PROVISIONS........................................... 43

8.1. Non-Survival of Representations, Warranties and Agreements............ 43
8.2. Notices............................................................... 44
8.3. Interpretation........................................................ 44
8.4. Counterparts.......................................................... 44
8.5. Entire Agreement; No Third Party Beneficiaries........................ 44
8.6. Governing Law......................................................... 45
8.7. Severability.......................................................... 45
8.8. Assignment............................................................ 45
8.9. Enforcement........................................................... 45
8.10. Definitions.......................................................... 45
8.11. WAIVER OF JURY TRIAL................................................. 47


                      ANNEXES AND CCI DISCLOSURE SCHEDULE

Annexes

A.   Employee Benefits Matters
B.   Form of CCI Affiliate Letter

CCI Disclosure Schedule

                           GLOSSARY OF DEFINED TERMS


                                                                    Location of
Definition                                                         Defined Term
Acquiring Person.................................................Section 3.1(q)
Acquisition Proposal.............................................Section 5.4(a)
Action...........................................................Section 6.2(g)
Affiliate..........................................................Section 8.10
Agreement..............................................................Preamble
Blackstone.............................................................Recitals
Board of Directors.................................................Section 8.10
Business Day.......................................................Section 8.10
Cash Election Price..............................................Section 1.8(b)
Cash Proration Factor....................................Section 1.10(c)(ii)(1)
CBCA...................................................................Recitals
CCI....................................................................Preamble
CCI Affiliates.....................................................Section 8.10
CCI Benefit Plans............ ................................Section 3.1(m)(i)
CCI Common Stock.......................................................Recitals
CCI Disclosure Schedule.............................................Section 3.1
CCI Material Contracts........................................Section 3.1(l)(i)
CCI Permits......................................................Section 3.1(f)
CCI SEC Reports...............................................Section 3.1(d)(i)
CCI Stock Option Plans........................................Section 3.1(b)(i)
CCI Shareholders Meeting.........................................Section 5.1(c)
CCI Voting Debt..............................................Section 3.1(b)(iv)
CIFC.........................................................Section 3.1(b)(vi)
CIFC Facilities..............................................Section 3.1(b)(vi)
Closing.............................................................Section 1.2
Closing Date........................................................Section 1.2
CoBank.......................................................Section 3.1(b)(vi)
CoBank Credit Agreement......................................Section 3.1(b)(vi)
Code................................................................Section 2.8
Colorado Articles of Merger.........................................Section 1.3
Commitment Letter................................................Section 3.2(h)
Communications Act..........................................Section 3.1(c)(iii)
Consolidated Subsidiaries.....................................Section 3.1(a)(i)
Control Proposal...................................................Section 8.10
Core States Facility.........................................Section 3.1(b)(vi)
Debt Offers.....................................................Section 2.12(a)
DGCL...................................................................Recitals
Dissenting Shares..................................................Section 2.11

Distribution Date................................................Section 3.1(q)
Effective Time......................................................Section 1.3
Electing Shares..................................................Section 1.8(b)
Election Date....................................................Section 1.9(c)
Eligible Institution.............................................Section 1.9(c)
ERISA.........................................................Section 3.1(m)(i)
Excess Shares....................................................Section 2.3(b)
Exchange Act................................................Section 3.1(c)(iii)
Exchange Agent...................................................Section 1.9(b)
Exchange Fund.......................................................Section 2.1
Expenses............................................................Section 5.6
Facility.........................................................Section 3.2(h)
FCC.........................................................Section 3.1(c)(iii)
FCC Consents.....................................................Section 6.1(c)
FCC Licenses.....................................................Section 3.1(f)
Form of Election.................................................Section 1.9(c)
Form S-4....................................................Section 3.1(c)(iii)
Funding..........................................................Section 6.3(d)
GAAP..........................................................Section 3.1(a)(i)
General Partner Licensees........................................Section 3.1(f)
Governmental Entity.........................................Section 3.1(c)(iii)
Guaranty.....................................................Section 3.1(b)(vi)
HSR Act.....................................................Section 3.1(c)(iii)
IRS...........................................................Section 3.1(m)(i)
Letters of Transmittal..........................................Section 2.12(b)
Liens........................................................Section 3.1(b)(ii)
Limited Partner Licensees........................................Section 3.1(f)
Managed Affiliates...............................................Section 3.1(f)
Material Adverse Change............................................Section 8.10
Material Adverse Effect............................................Section 8.10
Merger.................................................................Recitals
Merger Consideration.............................................Section 1.8(b)
Merger Sub.............................................................Preamble
MS Certificate of Merger............................................Section 1.3
Nasdaq......................................................Section 3.1(c)(iii)
Non-Cash Election................................................Section 1.9(a)
Non-Cash Election Number........................................Section 1.10(a)
Non-Cash Election Share..........................................Section 1.8(b)
Non-Cash Proration Factor....................................Section 1.10(b)(i)
Nonmanaged Affiliates............................................Section 3.1(f)
Notes........................................................Section 3.1(b)(vi)
Offer Documents.................................................Section 2.12(b)
Offers to Purchase..............................................Section 2.12(b)
Option Value.....................................................Section 5.5(a)
Options..................................................................5.5(a)

Organizational Documents...........................................Section 8.10
Parent.................................................................Recitals
Person.............................................................Section 8.10
Proxy Statement.............................................Section 3.1(c)(iii)
Required CCI Votes...............................................Section 3.1(k)
Required Consents...........................................Section 3.1(c)(iii)
Required Regulatory Approvals....................................Section 6.2(c)
Rights........................................................Section 3.1(b)(i)
Rights Agreement..............................................Section 3.1(b)(i)
SEC...........................................................Section 3.1(d)(i)
Securities Act..............................................Section 3.1(b)(vii)
Senior Subordinated Notes....................................Section 3.1(b)(vi)
Senior Subordinated Notes Indenture..........................Section 3.1(b)(vi)
Share Reference Date..........................................Section 3.1(b)(i)
Special Committee........................................................3.1(p)
Stock Acquisition Date...........................................Section 3.1(q)
Subordinated Notes...........................................Section 3.1(b)(vi)
Subordinated Notes Indenture.................................Section 3.1(b)(vi)
Subsidiary.........................................................Section 8.10
Superior Proposal................................................Section 5.4(a)
Surviving Corporation................ ..............................Section 1.1
Tax................................................................Section 8.10
Taxes..............................................................Section 8.10
Taxable............................................................Section 8.10
Tax Return.........................................................Section 8.10
Terminating CCI Breach...........................................Section 7.1(g)
Terminating Merger Sub Breach....................................Section 7.1(h)
Termination Date.................................................Section 7.1(b)
the other party....................................................Section 8.10
Violation....................................................Section 3.1(c)(ii)
WARN.............................................................Section 4.1(f)

          AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1997 (this "Agreement"), between COMMNET CELLULAR INC., a Colorado corporation ("CCI"), and AV ACQUISITION CORP., a Delaware corporation ("Merger Sub").

                             W I T N E S S E T H :

          WHEREAS, the respective Boards of Directors of CCI and Merger Sub have each determined that the Merger is in the best interests of their respective shareholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of CCI ("CCI Common Stock") and the Rights (as defined in Section 3.1(b)(i)) associated therewith, other than shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Merger Sub or by any wholly owned Subsidiary of CCI, and Dissenting Shares (as defined in Section 2.11) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, CCI Common Stock or (B) the right to receive cash;

          WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), will merge with and into CCI (the "Merger");

          WHEREAS, Merger Sub is owned solely by one or more Persons (collectively, "Parent"), all of which are Affiliates of Blackstone Management Associates II L.L.C. ("Blackstone");

          WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and

          WHEREAS, CCI and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I.
                                  THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA and the DGCL, Merger Sub shall be merged with and into CCI at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and CCI shall continue as the surviving corporation (the "Surviving Corporation").

     1.2. Closing. The closing of the Merger (the "Closing") will take place on the fifth Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606, unless another place is agreed to in writing by the parties hereto.

     1.3. Effective Time. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Colorado Articles of Merger") in such form as is required by and executed in accordance with the CBCA, (ii) file a certificate of merger (the "MS Certificate of Merger") in such form as is required by and executed in accordance with the DGCL and (iii) make all other filings or recordings required under the CBCA and the DGCL. The Merger shall become effective at the latest of (i) such time as the Colorado Articles of Merger are duly filed with the Colorado Secretary of State, (ii) such time as the MS Certificate of Merger is duly filed with the Delaware Secretary of State, or (iii) such other time as Merger Sub and CCI shall agree in writing should be specified in the Colorado Articles of Merger and the MS Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of CCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of CCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5. Articles of Incorporation. The articles of incorporation of CCI, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     1.6. By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7. Officers and Directors of Surviving Corporation. The directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be those designated by Merger Sub prior to the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

     1.8. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of CCI, Merger Sub or the holders of any shares of CCI Common Stock or any shares of capital stock of Merger Sub:

          (a) Cancellation of Certain Stock. Each share of CCI Common Stock that is owned by Parent or Merger Sub or any wholly owned Subsidiary of Merger Sub and each share of CCI Common Stock that is owned by any wholly owned Subsidiary of CCI (together, in each case, with the associated Right) shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (b) Conversion or Retention of CCI Common Stock. Except as otherwise provided herein and subject to Section 1.10, each issued and outstanding share of CCI Common Stock (other than shares to be cancelled in accordance with Section 1.8(a) and Dissenting Shares) together with the associated Right shall be converted into the following (the "Merger Consideration"):

               (i) for each such share of CCI Common Stock with respect to which an election to retain CCI Common Stock has been effectively made and not revoked or forfeited pursuant to Sections 1.9(c), (d) and (e) ("Electing Shares"), the right to retain one fully paid and nonassessable share of CCI Common Stock and the associated Right (a "Non-Cash Election Share"); and

               (ii) for each such share of CCI Common Stock (other than Electing Shares), the right to receive in cash from CCI following the Merger an amount equal to $36.00 (the "Cash Election Price").

          (c) Cancellation and Retirement of CCI Common Stock. As of the Effective Time, all shares of CCI Common Stock (and the associated Rights) (other than shares referred to in Section 1.8(b)(i)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CCI Common Stock (and the associated Rights) shall cease to have any rights with respect thereto, except (i) the right to receive cash, including cash in lieu of fractional shares of CCI Common Stock (and the associated Rights), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Article 2, or (ii) in the case of Dissenting Shares, any rights under Article 113 of the CBCA.

          (d) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of the CCI Common Stock following the Merger equal to the quotient of (i) 3,939,167 divided by (ii) the number of shares of common stock of Merger Sub outstanding immediately prior to the Effective Time.

     1.9. CCI Common Stock Elections.

          (a) Each Person who, on or prior to the Election Date (as defined in Section 1.9(c)), is a record holder of shares of CCI Common Stock (and the associated Rights) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

          (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(c)(iii), Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to CCI to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

          (c) CCI shall prepare a form of election, which form shall be subject to the reasonable approval of Merger Sub (the "Form of Election"), to be mailed by CCI with the Proxy Statement to the record holders of CCI Common Stock as of the record date for the CCI Shareholders Meeting and otherwise distributed in accordance with the requirements of the SEC, which Form of Election shall be used by each record holder of shares of CCI Common Stock (and the associated Rights) who wishes to elect, subject to the provisions of Section 1.10, to retain Non-Cash Election Shares for any or all shares of CCI Common Stock (and the associated Rights) as to which it is the record holder. CCI will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of CCI Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., local time for the Exchange Agent, on the Business Day next preceding the date of the CCI Shareholders Meeting (the "Election Date"), pursuant to (i) a Form of Election properly completed and signed and accompanied by certificates representing the shares of CCI Common Stock (and the associated Rights) to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of CCI (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (an "Eligible Institution"), provided such certificates are in fact delivered to the Exchange Agent within three Nasdaq trading days after the date of execution of such guarantee of delivery) or (ii) such other procedures as may be set forth in the Proxy Statement.

          (d) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by notice received by the Exchange Agent prior to 5:00 p.m., local time for the Exchange Agent, on the Election Date in accordance with the procedures set forth in the Proxy Statement (unless Merger Sub and CCI determine not less than two Business Days prior to the Election Date that the Closing Date is not likely to occur within five Business Days following the date of the CCI Shareholders Meeting, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Merger Sub and CCI). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Merger Sub and CCI that this Agreement has been terminated. If a Form of Election is properly revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of CCI Common Stock (and the associated Rights) to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same, or pursuant to such other procedures as are set forth in the Proxy Statement.

          (e) The determination of the Exchange Agent (or CCI in the event the Exchange Agent declines to make such determination) shall be binding as to whether elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.9 with respect to shares of CCI Common Stock (and the associated Rights) and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of CCI Common Stock (and the associated Rights), such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.8(b)(ii), subject to proration as provided in Section 1.10. The Exchange Agent (or CCI in the event Exchange Agent declines to make such determination) shall also make all computations as to the allocation and the proration contemplated by Section 1.10, and any such computation shall be conclusive and binding on the holders of shares of CCI Common Stock. The Exchange Agent may, with the mutual written agreement of Merger Sub and CCI, establish procedures as are consistent with this Section 1.9 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     1.10. Proration.

          (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of CCI Common Stock (and the associated Rights) to be converted into the right to retain CCI Common Stock (and the associated Rights) at the Effective Time (the "Non-Cash Election Number") shall be equal to 588,611 (excluding for this purpose any shares of CCI Common Stock (and the associated Rights) to be cancelled pursuant to
     Section 1.8(a)).

          (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 1.8(b) in the following manner:

               (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

               (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

               (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with
          Section 1.10(b)(ii), shall be converted into cash (on a consistent basis among shareholders who made the election referred to in Section 1.8(b)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 1.8(b)(ii).

          (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

               (i) all Electing Shares shall be converted into the right to retain CCI Common Stock (and the associated Rights) in accordance with the terms of Section 1.8(b)(i);

               (ii) additional shares of CCI Common Stock (other than Electing Shares and Dissenting Shares) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of
          Section 1.8(b) in the following manner:

                     (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of CCI Common Stock outstanding at the Effective Time (other than Electing Shares and Dissenting Shares); and

                     (2) the number of shares of CCI Common Stock in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of CCI Common Stock outstanding at the Effective Time (other than Electing Shares and Dissenting Shares); and

               (iii) Subject to Section 2.11, shares of CCI Common Stock subject to clause (ii) of this Section 1.10(c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.8(b)(i) as if such shares had been the subject of a Non-Cash Election (on a consistent basis among shareholders who held shares of CCI Common Stock as to which they did not make the election referred to in Section 1.8(b)(i), pro rata based upon the number of shares as to which they did not make such election).

                                   ARTICLE II.
                            EXCHANGE OF CERTIFICATES

     2.1. Exchange Fund.

          At or as soon as reasonably practicable after the Effective Time, CCI shall deposit with the Exchange Agent for the benefit of the holders of the shares of CCI Common Stock (and the associated Rights), the cash portion of the Merger Consideration for exchange pursuant to this Article II. The Exchange Agent shall deliver cash contemplated to be paid pursuant to Section 1.8 (such cash being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of CCI Common Stock (and the associated Rights).

     2.2. Exchange Procedures.

          (a) Exchange. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of CCI Common Stock (and the associated Rights) shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full Non-Cash Election Shares, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of CCI Common Stock (and the associated Rights) previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time there shall be no further transfer on the records of CCI or its transfer agent of certificates representing shares of CCI Common Stock (and the associated Rights) which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to CCI for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for Non-Cash Election Shares. If any certificate for such Non-Cash Election Shares is to be issued in, or if the Cash Election Price is to be remitted to, a name other than that in which the certificate for CCI Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed by an Eligible Institution, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to CCI, the Exchange Agent or CCI's transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of CCI, the Exchange Agent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each certificate for shares of CCI Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger

     Consideration as contemplated by Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Non-Cash Election Shares.

          (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of CCI Common Stock with respect to the Non-Cash Election Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 2.3(b) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares as practicable, the amount of any cash payable in lieu of a fractional share of Non-Cash Election Shares to which such holder is entitled pursuant to Section 2.3(b) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

     2.3. No Further Ownership Rights in CCI Common Stock Exchanged for Cash; No Fractional Shares.

          (a) All cash paid upon the surrender for conversion of certificates representing shares of CCI Common Stock (and the associated Rights) in accordance with the terms of Article I and this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of CCI Common Stock (and the associated Rights) surrendered for conversion for cash theretofore represented by such certificates.

          (b) Notwithstanding any other term of this Agreement, (i) no certificates or scrip representing fractional shares of Non-Cash Election Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CCI after the Merger; and (ii) each holder of shares of CCI Common Stock (and the associated Rights) exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all shares of CCI Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs) on behalf of all such holders of the Non-Cash Election Shares (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Date.

     2.4. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing shares of CCI Common Stock (and the associated Rights) for eighteen months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby to which such holders are entitled pursuant to Section 2.2 and only as general creditors thereof for payment of their claim for the Cash Election Price, if any, Non-Cash Election Shares, if any, any cash in lieu of fractional shares of Non-Cash Election Shares and any dividends or distributions with respect to Non-Cash Election Shares which such holders may be entitled.

     2.5. No Liability. None of Merger Sub, CCI, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of Non-Cash Election Shares (or dividends or distributions with respect thereto) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of CCI Common Stock (and the associated Rights) shall not have been surrendered prior to eighteen months after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Non-Cash Election Shares or any dividends or distributions with respect to Non-Cash Election Shares in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)(iii)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     2.6. Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     2.7. Lost Certificates. If any certificate of CCI Common Stock (and the associated Rights) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by CCI, the posting by such Person of a bond in such reasonable amount as CCI may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby, pursuant to this Agreement.

     2.8. Withholding Rights. CCI and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CCI Common Stock (and the associated Rights) such amounts as CCI or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CCI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CCI Common Stock (and the associated Rights) in respect of which such deduction and withholding was made by such party.

     2.9. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.10. [Intentionally Omitted].

     2.11. Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of CCI Common Stock (and the associated Rights) that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the Merger and who shall have demanded properly in writing payment for such shares in accordance with Article 113 of the CBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration or any cash in lieu of fractional shares of CCI Common Stock (and the associated Rights). Such shareholders shall be entitled to receive payment of the fair value (as defined in Article 113) of such shares of CCI Common Stock (and the associated Rights) held by them in accordance with the provisions of Article 113 of the CBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares of CCI Common Stock (and the associated Rights) under such Article 113 shall thereupon be treated as shares that are not Electing Shares and had been converted into and had become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration. CCI shall give Merger Sub prompt notice of any notice or demands for payment in accordance with Article 113 of the CBCA for shares of CCI Common Stock received by CCI and Merger Sub shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. CCI shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

     2.12. The Debt Offers.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, CCI shall, within 10 days of receiving any request by Merger Sub to do so (but in no event earlier than twenty calendar days after the date hereof), commence offers to purchase all of the outstanding aggregate principal amount of Senior Subordinated Notes and all of the outstanding aggregate principal amount of Subordinated Notes on the terms set forth in Section 2.12 of the CCI Disclosure Schedule and such other customary terms and conditions as are reasonably acceptable to Merger Sub (the "Debt Offers"). CCI shall waive any of the conditions to the Debt Offers and make any other changes in the terms and conditions of the Debt Offers as may be reasonably requested by Merger Sub, and CCI shall not, without Merger Sub's prior consent, waive any material condition to the Debt Offers, make any changes to the terms and conditions of the Debt Offers set forth in Section 2.12 of the CCI Disclosure Schedule or make any other material changes in the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, Merger Sub shall not request that CCI make any change to the terms and conditions of the Debt Offers which decreases the price per Senior Subordinated Note or Subordinated Note payable in the Debt Offers (other than by adding consideration) or imposes conditions to the Debt Offers in addition to those set forth in Section 2.12 of the CCI Disclosure Schedule which are materially adverse to holders of Senior Subordinated Notes or Subordinated Notes (it being agreed that a request by Merger Sub that CCI waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be materially adverse to any holder of Senior Subordinated Notes or Subordinated Notes), unless such change was previously approved by CCI in writing. CCI covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offers, it will accept for payment and pay for the Senior Subordinated Notes or Subordinated Notes as soon as such conditions to the Debt Offers and Section 6.2(d) hereof are satisfied and it is permitted to do so under applicable law, provided that CCI shall coordinate the timing of any such purchase with Merger Sub in order to obtain the greatest participation in the Debt Offers.

          (b) Promptly following the date of this Agreement, CCI shall prepare, subject to advice and comments of Merger Sub, an offer to purchase for each of the Senior Subordinated Notes and the Subordinated Notes (or portions thereof) and forms of the related letters of transmittal (the "Letters of Transmittal") (collectively, the "Offers to Purchase") and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). All mailings to the holders of Senior Subordinated Notes and Subordinated Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Merger Sub (which approval shall not be unreasonably withheld or delayed). CCI will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes and the Subordinated Notes as promptly as practicable following receipt of the request from Merger Sub under Section 2.12(a) to do so. CCI agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.


                                   ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of CCI. Except as set forth in the CCI Disclosure Schedule delivered by CCI to Merger Sub at or prior to the execution of this Agreement (the "CCI Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), CCI represents and warrants to Merger Sub as follows:

          (a)  Organization, Standing and Power.

               (i) Each of CCI and each of the Consolidated Subsidiaries that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Consolidated Subsidiaries that is a partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of CCI and each of the Consolidated Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI. The copies of the Organizational Documents of CCI which were previously furnished to Merger Sub are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used herein, "Consolidated Subsidiaries" means the corporations (other than TVX, Inc.) and partnerships which are, or which in accordance with generally accepted accounting principles ("GAAP") should be, consolidated for purposes of CCI's financial reporting, exclusive of partnerships unless CCI or an entity which it controls is the controlling general partner of such partnership.

               (ii) Each of the Managed Affiliates that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Managed Affiliates that is a partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of the Managed Affiliates is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI.

          (b)  Capital Structure.

               (i) As of May 12, 1997 (the "Share Reference Date"), the authorized capital stock of CCI consisted of (A) 40,000,000 shares of CCI Common Stock, of which 13,765,965 shares were outstanding and (B) 1,000,000 shares of preferred stock, of which 150,000 shares of Series A Preferred Stock have been designated (none of which have been issued) and were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of CCI Common Stock pursuant to the Rights Agreement dated as of December 10, 1990, as amended, between CCI and State Street Bank and Trust Company, as successor to

          The Bank of New York, as rights agent (the "Rights Agreement"). Since the Share Reference Date, to the date of this Agreement, there have been no issuances of shares of the capital stock of CCI or any other securities of CCI other than issuances of shares pursuant to options or rights outstanding as of the Share Reference Date under the CCI Benefit Plans. All issued and outstanding shares of the capital stock of CCI are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of the Share Reference Date no options, warrants or other rights to acquire capital stock from CCI other than options representing in the aggregate the right to purchase 1,910,025 shares of CCI Common Stock under the CCI Omnibus Stock and Incentive Plan, the CCI Key Agent Stock Option Plan and the Stock Option Agreement dated September 19, 1995 between CCI and Doron Lurie (collectively, the "CCI Stock Option Plans"). No options or warrants or other rights to acquire capital stock from CCI have been issued or granted since the Share Reference Date to the date of this Agreement.

               (ii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Consolidated Subsidiary that is a corporation are duly authorized, validly issued, fully paid and non-assessable and are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"). Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership interests of each Consolidated Subsidiary that is a partnership have been validly created pursuant to its partnership agreement and all of the partnership interests of each partnership Consolidated Subsidiary are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any Liens.

               (iii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by CCI or a Consolidated Subsidiary in each Managed Affiliate or CCI Affiliate which is a corporation are duly authorized, validly issued, fully paid and non-assessable and, where owned directly by CCI or a Consolidated Subsidiary, as applicable, are owned free and clear of any Liens. Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership interests of each Managed Affiliate or CCI Affiliate which is a partnership in which CCI or a Consolidated Subsidiary has a direct partnership interest have been validly created pursuant to such partnership's partnership agreement and all of the partnership interests of each partnership Managed Affiliate or CCI Affiliate directly owned by CCI or a Consolidated Subsidiary, as applicable, are free and clear of any Liens.

               (iv) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of CCI having the right to vote on any matters on which shareholders may vote ("CCI Voting Debt") are issued or outstanding.

               (v) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CCI or any of the Consolidated Subsidiaries is a party or by which any of them is bound obligating CCI or any of the Consolidated Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CCI or any of the Consolidated Subsidiaries or obligating CCI or any of the Consolidated Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of CCI or any of the Consolidated Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CCI or any of the Consolidated Subsidiaries.

               (vi) As of May 27, 1997, the only outstanding indebtedness for borrowed money of CCI, the Consolidated Subsidiaries and the Managed Affiliates is (a) $176,651,000 in aggregate principal amount of 11 3/4% Senior Subordinated Discount Notes Due 2003 (the "Senior Subordinated Notes") issued pursuant to the Indenture dated as of September 1, 1993 between CCI and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Notes Indenture"), (b) $80,000,000 in aggregate principal amount of 11 1/4% Subordinated Notes Due 2005 (the "Subordinated Notes," and together with the Senior Subordinated Notes, the "Notes") issued pursuant to the Indenture dated as of July 6, 1995 between CCI and American Bank National Association, as trustee (the "Subordinated Notes Indenture"), (c) debt under the Consolidated Loan Agreement dated as of September 6, 1995 among Cellular, Inc. Financial Corporation, a direct wholly owned subsidiary of CCI ("CIFC"), CoBank ACB, as agent ("CoBank") and the several lenders parties thereto (the "CoBank Credit Agreement") not exceeding $24,040,000, (d) indebtedness owed to CIFC by Consolidated Subsidiaries or Managed Affiliates under the credit facilities set forth on Section 3.1(i) of the CCI Disclosure Schedule (the "CIFC Facilities"), (e) indebtedness to CoreStates Bank under the Credit Agreement dated as of September 4, 1996 between Sioux Falls Cellular Limited Partnership and CoreStates Bank, N.A. (the "CoreStates Facility") not exceeding $3,500,000, and (f) other indebtedness for borrowed money not exceeding $3,000,000. Other than the guarantee of the CoBank Credit Agreement, pursuant to the Third Amended and Restated Guaranty of CommNet Cellular Inc. to CoBank ACB, dated as of September 6, 1995, as amended (the "Guaranty"), any loans and other extensions of credit under the CoBank Credit Agreement, the CIFC Facilities and the CoreStates Facility which are prepayable in full in accordance with their terms, and other than the Notes, no indebtedness for borrowed money of CCI or the

          Consolidated Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by CCI or any Consolidated Subsidiary or any Managed Affiliate or restricts the ability of any of the foregoing to grant any Liens on its properties or assets.

               (vii) There are no agreements or arrangements pursuant to which
          (i) CCI is or could be required to register shares of CCI Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) CCI is a party and which restricts the voting or disposition of any CCI Common Stock.

          (c)  Authority; No Conflicts.

               (i) CCI has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of CCI Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the shareholders of CCI. This Agreement has been duly executed and delivered by CCI and constitutes a valid and binding agreement of CCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) Except as set forth in Section 3.1(c)(ii) of the CCI Disclosure Schedule, the execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of CCI, any Consolidated Subsidiary or Managed Affiliate that is a corporation or (B) except as could not reasonably be expected to have a Material Adverse Effect on CCI and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCI or any of the Consolidated Subsidiaries or their properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to CCI, any Consolidated Subsidiary or, to the knowledge of CCI, any Managed Affiliate, in connection with the execution and delivery of this Agreement by CCI or the consummation by CCI of the transactions contemplated hereby, except for (x) the filing with the SEC of (i) a proxy statement relating to the Required CCI Votes at the CCI Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (ii) the registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act by CCI in connection with the registration of the Non-Cash Election Shares pursuant to the Merger (the "Form S-4") and (iii) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Debt Offers, (y) those required under or in relation to
          (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws, (D) the CBCA and the DGCL with respect to the filing and recordation of appropriate merger or other documents, (E) rules and regulations of any state public service or utility commissions or similar state regulatory bodies, (F) rules and regulations of the Nasdaq National Market ("Nasdaq"), and (G) antitrust or other competition laws of other jurisdictions, and (z) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on CCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) or (y) are hereinafter referred to as "Required Consents."

          (d)  Reports and Financial Statements.

               (i) CCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since September 30, 1994 (collectively, including all exhibits thereto, the "CCI SEC Reports"). No Consolidated Subsidiary of CCI is required to file any form, report or other document with the SEC. None of the CCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the CCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CCI as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such CCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Except as set forth in the CCI SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1997, as of the date of this Agreement neither CCI nor any of the Consolidated Subsidiaries has any liabilities or obligations (other than arising under this Agreement) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI or could reasonably be expected to prevent or materially delay the performance of this Agreement by CCI.

          (e) Offer Documents; Proxy Statement. None of the information supplied or to be supplied by CCI for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to CCI's shareholders or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of the Notes, or at the time the applicable Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that in each case no representation is made by CCI with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub specifically for inclusion therein. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that in each case no representation is made by CCI with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub specifically for inclusion therein.

          (f) Compliance with Applicable Laws; Regulatory Matters. CCI, the Consolidated Subsidiaries, the CCI Affiliates which hold FCC Licenses for which CCI serves (pursuant to contract) as managing agent (the "Managed Affiliates"), the partnerships which hold FCC licenses to operate cellular telephone systems ("FCC Licenses") for which a Consolidated Subsidiary is the managing general partner (the "General Partner Licensees") and, to the knowledge of CCI, the CCI Affiliates for which CCI does not serve as managing agent (the "Nonmanaged Affiliates") and the partnerships which hold FCC Licenses for which Consolidated Subsidiaries are non-managing general partners or are limited partners (the "Limited Partner Licensees") hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of CCI, taken as a whole (the "CCI Permits"). CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are in compliance with the terms of the CCI Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. Except as disclosed in the CCI SEC Reports, the businesses of CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. As of the date of this Agreement, no investigation (other than with respect to Taxes) by any Governmental Entity with respect to CCI or any of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees is pending or, to the knowledge of CCI, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. Since March 31, 1997, CCI and each of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees required to make filings under all applicable laws regulating the cellular telephone business have filed with all applicable Governmental Entities all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied with all applicable laws, rules and regulations, except for such nonfiling or noncompliance which could not, individually or in the aggregate, reasonably be expected to have a Material

     Adverse Effect on CCI or prevent or materially delay the performance of this Agreement by CCI. Set forth in Section 3.1(f) of the CCI Disclosure
     Schedule is a true and complete list of all cellular FCC Licenses held by CCI, any Consolidated Subsidiary, or any Managed Affiliate.

          (g) Litigation. Other than rulemaking or other proceedings of general applicability affecting the cellular telephone industry and except as disclosed in the CCI SEC Reports, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of CCI, threatened, against or affecting CCI or any Consolidated Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CCI or any Consolidated Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI.

          (h) Taxes. (i) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have paid all Taxes that are shown as due on such filed Tax Returns or that CCI or any of the Consolidated Subsidiaries or Managed Affiliates is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of CCI, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if determined adversely to CCI or such Consolidated Subsidiary or Managed Affiliate, could reasonably be expected to have a Material Adverse Effect on CCI; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if such deficiencies or claims were finally resolved against CCI or any of the Consolidated Subsidiaries or Managed Affiliates, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CCI; (v) there are no material Liens for Taxes upon the assets of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) none of CCI or any of the Consolidated Subsidiaries or Managed Affiliates has made an election under Section 341(f) of the Code; (vii) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, no extension of the statute of limitations on the assessment of any Taxes has been granted by CCI or any of its Consolidated Subsidiaries or Managed Affiliates and is currently in effect; (viii) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, none of

     CCI, its Consolidated Subsidiaries or Managed Affiliates is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by CCI or a subsidiary of any "excess parachute payments" within the meaning of Section 280G or 162(m) of the Code; (ix) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (x) all Taxes required to be withheld, collected or deposited by or with respect to CCI, its Consolidated Subsidiaries and Managed Affiliates have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xi) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has issued or assumed (A) any obligations described in Section 279(A) of the Code, (B) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, any applicable high yield discount obligations, as defined in
     Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of CCI, its Consolidated Subsidiaries and Managed Affiliates; and (xiii) there are no proposed reassessments of any property owned by CCI, its Consolidated Subsidiaries and Managed Affiliates or other proposals that could increase the amount of any Tax to which CCI or any such Person would be subject.

          (i) Subsidiaries and Affiliates. Section 3.1(b) of the CCI Disclosure Schedule lists CCI's ownership interests in all the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees, the Nonmanaged Affiliates and the Limited Partner Licensees as of the date of this Agreement. Section 3.1(i) of the CCI Disclosure Schedule lists all material outstanding contractual agreements of CCI or any of the Consolidated Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Consolidated Subsidiary, Managed Affiliate, General Partner Licensee, Nonmanaged Affiliate and Limited Partner Licensee, except such agreements as would not require any investment or provision of funds or assets in an amount or having a fair market value in excess of $1,000,000 for any such investment or $2,500,000 in the aggregate for all such investments.

          (j) Absence of Certain Changes or Events. Except as disclosed in the CCI SEC Reports: (A) since March 31, 1997, CCI and the Consolidated Subsidiaries and Managed Affiliates have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their respective businesses consistent with their past practices; and (B) since March 31, 1997 to the date of this Agreement, there has not been any Material Adverse Change.

          (k) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CCI Common Stock (the "Required CCI Votes") is the only vote of the holders of any class or series of CCI capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.2(f), without giving effect to the knowledge qualification thereto).

          (l)  Certain Agreements.

               (i) All contracts listed or which would be required to be listed as an exhibit to CCI's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of CCI and the Consolidated Subsidiaries and any contracts that would be required to be so listed but for the exception with respect to listing contracts made in the ordinary course of business (the "CCI Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither CCI nor any of the Consolidated Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such CCI Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. To the knowledge of CCI, no counterparty to any such CCI Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such CCI Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI.

               (ii) Except as set forth in Section 3.1(l)(ii) of the CCI Disclosure Schedule, as of the date of this Agreement none of CCI or any of the Consolidated Subsidiaries or, to the knowledge of CCI, any of the Managed Affiliates has entered into any agreement or arrangement limiting or otherwise restricting CCI or any of the Consolidated Subsidiaries or any of the Managed Affiliates from engaging or competing in any line of business or in any geographic area.

          (m)  Employee Benefit Plans; Labor Matters.

               (i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), whether or not subject to ERISA, to which CCI or any of the Consolidated Subsidiaries is a party or has any liability in respect of or which is maintained or contributed to by CCI or any of the Consolidated Subsidiaries (the "CCI Benefit Plans"), CCI has made available to Parent a true and complete copy of (A) such CCI Benefit Plan, (B) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such

          CCI Benefit Plan, (D) the most recent summary plan description related to each CCI Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report (if applicable) relating to an CCI Benefit Plan and (F) the most recent determination letter, if any, issued by the IRS with respect to any CCI Benefit Plan qualified under Section 401(a) of the Code.

               (ii) Each of the CCI Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and CCI is not aware, after reasonable inquiry, of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on CCI.

               (iii) No event has occurred and, to the knowledge of CCI, after reasonable inquiry, there exists no condition or set of circumstances, in connection with which CCI or any of the Consolidated Subsidiaries could be subject, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any entity which is a member of a controlled group of organizations within the meaning of
          Section 414(b), (c), (m), or (o) of the Code) to any liability under the terms of any CCI Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI.

               (iv) None of CCI, any of the Consolidated Subsidiaries or any of the Managed Affiliates is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by CCI or any of the Consolidated Subsidiaries or Managed Affiliates. There is no pending labor dispute, strike or work stoppage against CCI or any of the Consolidated Subsidiaries or Managed Affiliates which may interfere with the respective business activities of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on CCI. There is no pending charge or complaint against CCI or any of the Consolidated Subsidiaries or Managed Affiliates by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on CCI. Neither CCI nor any of the Consolidated Subsidiaries has any present or future obligation to contribute to, or any liability in respect of, any "multiemployer plan" as described in Section 3(37) of ERISA.

               (v) No CCI Benefit Plan exists which could result in the payment to any employee of CCI or any of the Consolidated Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

          (n) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of CCI, except Merrill Lynch & Co., whose fees and expenses will be paid by CCI in accordance with CCI's agreement with such firm.

          (o) Opinion of Financial Advisor. CCI has received the opinion of Merrill Lynch & Co. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of CCI Common Stock (other than Parent).

          (p) Board Recommendation. As of the date hereof, the Board of Directors of CCI, at a meeting duly called and held, has, based upon the recommendation of the Special Committee of independent directors formed pursuant to a unanimous written consent dated May 19, 1997 (the "Special Committee"), by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of CCI and (ii) resolved to recommend that the holders of the shares of CCI Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

          (q) Rights Agreement. Under the Rights Agreement, (i) none of the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby will cause (1) the Rights to become exercisable, (2) Merger Sub, Parent or Blackstone to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (3) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event. The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

          (r) Takeover Statutes. No Colorado state takeover statute or similar statute or regulation of the State of Colorado applies or purports to apply to the Agreement or any of the transactions contemplated herein, including the Merger. Subject to receipt of the FCC consents, no provision of the Organizational Documents of CCI or Consolidated Subsidiaries or Managed Affiliates would, as a result of the consummation of the transactions contemplated hereby, directly or indirectly restrict or impair the ability of Merger Sub or Parent to vote, or otherwise to exercise the rights of a shareholder with respect to securities of CCI or of any Consolidated Subsidiary (to the extent securities of any Consolidated Subsidiary are owned directly or indirectly by CCI) or permit any shareholder or general partner to acquire securities of CCI on a basis not available to Merger Sub or Parent.

     3.2. Representations and Warranties of Merger Sub. Merger Sub represents and warrants to CCI as follows:

          (a) Organization, Standing and Power. Merger Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and Merger Sub is in good standing under the laws of its jurisdiction of incorporation has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Merger Sub.

          (b)  Authority; No Conflicts.

               (i) Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Merger Sub or (B) except as could not reasonably be expected to have a Material Adverse Effect on Merger Sub and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or its properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, except for (A) the Required Consents set forth in Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Merger Sub.

          (c)  Information Supplied.

               (i) None of the information supplied or to be supplied in writing by Merger Sub specifically for inclusion in (i) the Offer Documents shall, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and
          (iii) the Proxy Statement will, at the date it is first mailed to the shareholders of CCI or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Merger Sub makes no representation or warranty with respect to any information supplied by CCI or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

          (d) No Vote Required. No vote or approval of (i) any holder of any interest in Parent or (ii) the holders of any class of Merger Sub shares is necessary to approve this Agreement and the transactions contemplated hereby other than those already obtained by Parent and Merger Sub on or before the date hereof.

          (e) Brokers or Finders. Except for Morgan Stanley & Co. Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Merger Sub or Parent.

          (f) Ownership of CCI Common Stock. As of the date of this Agreement, neither Parent or Merger Sub nor, to the best of its knowledge, any of Parent's affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or
     (ii), shares of capital stock of CCI.

          (g) FCC Qualification. Blackstone and Parent are each fully qualified under the Communications Act, and any applicable state regulations, to control all CCI Permits (including, without limitation, all FCC Licenses), without the requirement of divestiture of any CCI Permits or FCC Licenses or of any interests held by Blackstone or any of its Affiliates.

          (h) Financing. Merger Sub has delivered to CCI a true and complete copy of a commitment letter (the "Commitment Letter") providing financing from The Chase Manhattan Bank and Chase Securities, Inc. dated May 23, 1997 for the transactions contemplated hereby (the "Facility"). The Commitment Letter is in effect on the date hereof, has not been amended or modified, and there is no breach or default existing, or with notice or the passage of time may exist, thereunder.

          (i) No Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Covenants of CCI. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Merger Sub shall otherwise consent in writing):

          (a) Ordinary Course. Except as set forth in Section 4.1(a) of the CCI Disclosure Schedule, CCI and the Consolidated Subsidiaries and Managed Affiliates shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by CCI or the Consolidated Subsidiaries or Managed Affiliates with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) Dividends; Changes in Share Capital. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Consolidated Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of CCI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by CCI of CCI Common Stock in the ordinary course of business consistent with past practice in connection with the CCI Benefit Plans.

          (c) Issuance of Securities. Except as set forth in Section 5.5, CCI shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any CCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or CCI Voting Debt, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the CCI Benefit Plans, other than (i) the issuance of CCI Common Stock (and the associated Rights) upon the exercise of stock options issued in the ordinary course of business and consistent with past practice in accordance with the terms of the CCI Stock Option Plans as in effect on the date of this Agreement, and
     (ii) issuances of options, rights or other awards, and amendments to equity-related awards, in the ordinary course of business and consistent with past practice pursuant to the CCI Stock Option Plans as in effect on the date of this Agreement.

          (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, CCI and the Consolidated Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

          (e) Indebtedness. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of CCI or any of the Consolidated Subsidiaries or guarantee any debt securities of other Persons other than indebtedness of CCI or any Consolidated Subsidiary to CCI or any wholly owned Subsidiary of CCI and other than in the ordinary course of business or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by CCI or a Consolidated Subsidiary to or in CCI, any Consolidated Subsidiary or CCI Affiliate or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

          (f) Benefit Plans; WARN. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) adopt or amend (except as may be required or prudent under law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any CCI Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, (iii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, (iv) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of CCI or any of the Consolidated Subsidiaries, without notifying Merger Sub in advance and without complying with the notice requirements and other provisions of WARN, or (v) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except in each case of clauses (i) - (v) (A) any such increases or grants, or amendments or modifications, made in the ordinary course of business and in accordance with past practice, or (B) as provided in
     Section 5.5.

          (g) Other Actions. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of CCI set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (h) Accounting Methods; Income Tax Elections. Except as disclosed in CCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, CCI shall not change its methods of accounting in effect at March 31, 1997, except as required by changes in GAAP as concurred in by CCI's independent auditors. CCI shall not (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any federal, state, local or foreign Tax liability, other than in the ordinary course of business consistent with past practice, without consultation with Merger Sub.

          (i) Certain Agreements. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts CCI or any of the Consolidated Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Closing, limit or restrict Surviving Corporation or any of its affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area.

     4.2. Covenants of Merger Sub. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that CCI shall otherwise consent in writing):

          (a) Governing Documents. Except to the extent required to comply with its obligations hereunder or required by law, Merger Sub shall not amend or propose to amend its Organizational Documents in any manner.

          (b) Other Actions. Merger Sub shall not take any action that could reasonably be expected to result in (i) any of the representations or warranties of Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     4.3.  Regulatory Compliance; Advice of Changes; Government Filings.
Merger Sub agrees to take all actions necessary to comply with the Communications Act and the HSR Act so as to consummate the Merger as promptly as is practicable, provided, however, that in no event shall Merger Sub, Parent or any of its Affiliates be required to divest any material business interest in order to obtain approvals under the HSR Act. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. CCI and Merger Sub shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of CCI and Merger Sub shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.4. Transition Planning. Mark T. Gallogly, as President of Merger Sub, and Arnold C. Pohs, as Chief Executive Officer of CCI, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be President or Chief Executive Officer, respectively, of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Gallogly and Pohs jointly shall coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

     4.5. Control of Other Party's Business. Nothing contained in this Agreement shall give CCI, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent directly or indirectly, the right to control or direct CCI's operations prior to the Effective Time. Prior to the Effective Time, each of CCI and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE V.

                             ADDITIONAL AGREEMENTS

     5.1.  Preparation of Form S-4; Proxy Statement; CCI Shareholder Meeting.

          (a) As soon as practicable following the date of this Agreement, CCI shall prepare the Proxy Statement, and CCI shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Merger Sub will cooperate with CCI in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to CCI any and all information regarding Parent and its affiliates as may be required to be disclosed therein. CCI shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. CCI will use all reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CCI shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of CCI Common Stock following the Merger. CCI and Merger Sub each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

          (b) CCI will as promptly as practicable notify Merger Sub of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by CCI with the SEC, including the Form S-4 and any amendment thereto, and all mailings to CCI's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Merger Sub (such approval not to be unreasonably withheld or delayed).

          (c) Unless the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law, (i) CCI shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "CCI Shareholders Meeting") for the purpose of obtaining the Required CCI Votes with respect to this Agreement, (ii) the Board of Directors of CCI shall recommend adoption of this Agreement by the shareholders of

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

     CCI as set forth in Section 3.1(p), and (iii) CCI shall take all lawful action to solicit such adoption. Any such recommendation, together with a copy of the opinion referred to in Section 3.1(o) shall be included in the Proxy Statement. CCI will use its best efforts to hold such meeting as soon as practicable after the date hereof.

     5.2. Access to Information. Upon reasonable notice, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent affording such access is permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent causing such furnishing is permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Parent (a) access to each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, CCI may restrict the foregoing access to the extent that (i) a Governmental Entity requires CCI or any of the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to CCI or the Consolidated Subsidiaries or Managed Affiliates requires CCI or the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information.

     5.3. Approvals and Consents; Cooperation. Each of CCI and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of CCI and Merger Sub agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any

Required Regulatory Approvals in as expeditious a manner as possible. Each of CCI and Merger Sub shall use its best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws or the Communications Act, each of CCI and Merger Sub shall use its best efforts to resist or resolve such suit. CCI and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of CCI, Merger Sub or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

     5.4.   Acquisition Proposals.

            (a) CCI agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal, or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or 10% or more of the equity securities of, CCI (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). CCI further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CCI or its Board of Directors from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with, or providing any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person; or (C) recommending such bona fide written Acquisition Proposal to the shareholders of CCI, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Board of Directors of CCI concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to CCI shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and
     (ii) the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law, provided further that upon taking an action described in clauses (A) through (C) above, it shall contemporaneously notify Merger Sub it has initiated such actions. CCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

            (b) CCI shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made (i) without the consent of CCI, if it is reasonably likely to have a Material Adverse Effect upon CCI, and
     (ii) unless approved by Merger Sub (which approval shall not be unreasonably withheld or delayed) and if such approval is granted, such undertakings (or the fulfillment thereof) shall not constitute a breach of a representation or warranty or covenant hereunder.

            (c) CCI shall cooperate with any reasonable requests of Merger Sub or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Merger Sub and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger. In furtherance of the foregoing, CCI shall provide to Merger Sub for the prior review of Merger Sub's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

            (d) CCI agrees to provide, and will cause its Consolidated Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary and appropriate cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement. In conjunction with the obtaining of any such financing, CCI agrees, at the request of Merger Sub, to call for prepayment or redemption, or to prepay or redeem any then existing indebtedness of CCI, including indebtedness under the CoBank Credit Agreement and the Notes; provided that no such prepayment or redemption or in the case of the Notes, call for prepayment or redemption, shall themselves actually be made (nor shall CCI be required to incur any liability in respect of such prepayment or redemption) until contemporaneously with or after, or, in the case of the call for prepayment of the Notes, immediately prior to or contemporaneously with, the Effective Time of the Merger and satisfaction of the conditions set forth in Section 6.2(d).

            (e) Merger Sub hereby agrees to use all reasonable efforts to assist CCI in arranging the financing in respect of the transactions contemplated by this Agreement described in the Commitment Letter, including using all reasonable efforts
     (A) to assist CCI in the negotiation of definitive agreements with respect thereto and (B) to the extent consistent with the operation of the business of CCI and its Subsidiaries in the ordinary course and the fiduciary and other obligations of CCI and its Subsidiaries and their respective directors and general partners, satisfy all conditions applicable to Merger Sub in such definitive agreements. Merger Sub will keep CCI informed of the status of its efforts to assist CCI in arranging such financing.

            (f) Neither Merger Sub nor its affiliates will take any initiatives involving CCI that would otherwise require CCI to make a public announcement, make any public comment or proposal with respect to any Acquisition Proposal, become a member of a "group" within the meaning of
     Section 13(d) of the Exchange Act, enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing or otherwise seek to control or influence CCI, in all cases except as expressly contemplated by this Agreement.

            (g) Merger Sub agrees that, while this Agreement remains in effect, at any meeting of the holders of shares of CCI Common Stock at which Merger Sub or any Affiliate of Merger Sub shall have the right to vote its shares of CCI Common Stock or at any meeting of the holders of shares of CCI Common Stock, however called, or in connection with any written consent of the holders of shares of CCI Common Stock, each of Merger Sub and any such Affiliate shall vote (or cause to be voted) the shares of CCI Common Stock held by it, to the extent voting rights exist with respect to the proposals to be acted upon, in favor of adoption of this Agreement and approval of the other transactions contemplated by this Agreement.

     5.5    Stock Options and Other Stock Plans.

            (a) Unless exercised or cancelled prior to the Effective Time, outstanding options to purchase shares of CCI Common Stock (the "Options") issued and outstanding under the CCI Stock Option Plans shall remain outstanding immediately following the Effective Time and such Options shall be subject to adjustment pursuant to the terms of the CCI Stock Option Plans. Anything to the contrary set forth herein notwithstanding, prior to the Effective Time, CCI may enter into agreements in respect of Options pursuant to the CCI Stock Option Plans, providing for the payment upon surrender of the Option at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Cash Election Price, less an amount equal to all taxes required to be withheld from such payment (the "Option Value"). CCI may accelerate the vesting of any outstanding Options in accordance with the terms thereof.

            (b) Anything to the contrary set forth herein notwithstanding, during the period from the date of this Agreement to the Effective Time, CCI shall not grant any Options or issue any stock to any director, officer or employee, except that it may (i) issue stock pursuant to the exercise of Options granted under CCI Stock Option Plans,

     (ii) grant restricted stock to Arnold C. Pohs pursuant to the terms of the Retirement and Consulting Agreement, dated March 30, 1997, between CCI and Mr. Pohs, and (iii) on or after November 1, 1997, grant Options consistent with past practice to certain of its employees pursuant to CCI Stock Option Plans.

            (c) Except as provided herein, the CCI Disclosure Schedule or as otherwise agreed by the parties, the CCI Stock Option Plans shall be terminated as of the Effective Time pursuant to their terms.

            (d) Prior to the Effective Time, Merger Sub and CCI shall cooperate to take all such other action as may be necessary to carry out the terms of this Section 5.5.

            (e) Annex A hereto sets forth certain additional agreements among the parties hereto with respect to employee benefits matters and is hereby incorporated herein by reference.

     5.6. Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on CCI, the Consolidated Subsidiaries or the CCI Affiliates and any real property transfer tax imposed on any holder of shares of capital stock of CCI resulting from the Merger, and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" of a party includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks, investment banking firms and other financial institutions, and their respective agents and counsel, accountants, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whether incurred prior to, on or after the date of this Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof, including the preparation, printing, filing and mailing of the Proxy Statement, the Form S-4 and the Offer Documents and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.7. Indemnification; Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the Organizational Documents of CCI and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by CCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

     5.8. Rights Agreement. The Board of Directors of CCI shall take all action necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

     5.9. Public Announcements. CCI and Merger Sub shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     5.10. Affiliates. Prior to the Closing Date, CCI shall deliver to Merger Sub a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of CCI, "affiliates" of CCI for purposes of Rule 145 under the Securities Act. CCI shall use its reasonable efforts to cause each such Person to deliver to Merger Sub on or prior to the Closing Date a written agreement substantially in the form attached as Annex B hereto.

     5.11. Certain Agreements. Neither CCI nor any subsidiary of CCI will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party entered into in connection with a possible sale of CCI, without the prior written consent of Merger Sub (which shall not be unreasonably withheld or delayed).

     5.12.    Nasdaq Listing and Exchange Act Registration.

              (a) The Surviving Corporation will not take any action, for at least 90 days after the Effective Time, to cause the CCI Common Stock to be de-listed from Nasdaq, and during such 90 day period shall undertake all reasonable efforts to maintain such listing; provided, however, that nothing in this Section 5.12 shall require the Surviving Corporation to take any affirmative action to prevent the CCI Common Stock from being de-listed by Nasdaq if the CCI Common Stock ceases to meet the applicable listing standards.

              (b) The Surviving Corporation shall not take any action, for at least 90 days after the Effective Time, which would cause the CCI Common Stock to cease being subject to Section 12 of the Exchange Act or, in the event the Surviving Corporation is no longer subject to Section 12 of the Exchange Act, shall not file during such 90 day period a Form 15 (or successor or similar form) to cause the Surviving Corporation to no longer be subject to reporting requirements of Section 12 of the Exchange Act.

                                  ARTICLE VI.
                             CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The obligations of CCI and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) Shareholder Approval. CCI shall have obtained all approvals of holders of shares of capital stock of CCI necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger).

              (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

              (c) FCC Consents. The FCC shall have granted its consent to the consummation of the transactions contemplated hereby ("FCC Consents"). No timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review of the FCC Consents shall be pending, and the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's own motion, shall have expired.

              (d) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

              (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the CCI Common Stock following the Merger shall have been complied with in all material respects.

     6.2. Additional Conditions to Obligations of Merger Sub. The obligations of Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Merger Sub, on or prior to the Closing Date, of the following additional conditions:

              (a) Representations and Warranties. Each of the representations and warranties of CCI set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of CCI that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

          (b) Performance of Obligations of CCI. CCI shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

          (c) Required Regulatory Approvals. All Required Consents and all other authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on CCI (collectively, "Required Regulatory Approvals") shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

          (d) Financing. CCI or CIFC shall have received the proceeds of financing on terms and conditions set forth in the Commitment Letter or upon terms and conditions which are, in the reasonable judgment of Merger Sub, substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in such Commitment Letter, on terms and conditions reasonably satisfactory to Merger Sub.

          (e) Debt Offers. At or before the Effective Time and subject to the Funding, Merger Sub shall have received evidence that the terms of the Senior Subordinated Notes and the Subordinated Notes shall have been amended, to the reasonable satisfaction of Merger Sub, as to the matters provided in Section 2.12 of the CCI Disclosure Schedule. At or before the Effective Time and subject to the Funding, CCI shall have purchased the Senior Subordinated Notes and the Subordinated Notes as contemplated by
     Section 2.12.

          (f) CoBank Credit Agreement. At or before the Effective Time and subject to the Funding, CIFC shall have repaid in full all amounts outstanding under the CoBank Credit Agreement. In connection therewith, CoBank shall have provided CIFC with a repayment letter acknowledging that
     (i) the CoBank Credit Agreement shall be terminated, (ii) any and all Liens held by CoBank related thereto shall have been released and (iii) CIFC and CCI shall have been released from any and all liabilities under the CoBank Credit Agreement and the related Guaranty.

          (g) No Litigation. There shall not be pending any suit, action, investigation or proceeding by any Governmental Entity (an "Action") (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain damages from CCI or Parent or any of their respective Subsidiaries or the Managed Affiliates, which if determined adversely to CCI, would be reasonably likely to have a Material Adverse Effect on CCI, (ii) seeking to prohibit or limit the ownership or operation by CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent of any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole), or seeking to require CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent to dispose of or hold separate any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole) as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of CCI, the Consolidated Subsidiaries and the Managed Affiliates, taken as a whole, or (iv) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of CCI Common Stock, including, without limitation, the right to vote CCI Common Stock on all matters properly presented to the shareholders of CCI or which otherwise would have a Material Adverse Effect on CCI; provided, however, that the provisions of this Section 6.2(g) shall not be available to Merger Sub if it has failed to fulfill its obligations pursuant to Section 5.3 (or other breach of a representation, warranty or covenant hereof) shall have been the cause of, or shall have resulted in, such suit, action, investigation or proceeding.

          (h) Recapitalization. Merger Sub shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes.

          (i) Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred and be continuing.

     6.3. Additional Conditions to Obligations of CCI. The obligations of CCI to effect the Merger are subject to the satisfaction, or waiver by CCI on or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of Merger Sub that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and CCI shall have received a certificate of the chief executive officer and the chief financial officer of Merger Sub to such effect.

          (b) Performance of Obligations of Merger Sub. Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and CCI shall have received a certificate of the chief executive officer and the chief financial officer of Merger Sub to such effect.

          (c) Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained, have been declared or filed or have occurred, as the case may be, and shall be in full force and effect.

          (d) Funding of Facility and Equity. At or immediately prior to the Effective Time, Merger Sub shall cause CCI or CIFC to have received the proceeds of not less than $650,000,000 of indebtedness under the Facility and CCI to have received not less than $129,000,000 of common equity investment (the "Funding").

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CCI:

          (a) By mutual written consent of Merger Sub and CCI, by action of their respective Boards of Directors;

          (b) By either CCI or Merger Sub if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date any conditions to the Closing set forth in Section 6.1(b) or (c), Section 6.2(c) or Section 6.3(c) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to the nine-month anniversary of the date of this Agreement.

          (c) By either CCI or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) By either Merger Sub or CCI if the approval by the shareholders of CCI required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (e) By Merger Sub if the Board of Directors of CCI (i) shall withdraw or modify in any manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation, (iii) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of CCI Common Stock, shall have not recommended rejection of such tender offer or exchange offer by the date required for such recommendation under Rule 14e-2 of the Exchange Act, (iv) shall approve or recommend any acquisition of CCI or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by Merger Sub or an Affiliate thereof, or (v) shall resolve to take any of the actions specified in clauses (i) or (iv) above;

          (f) By CCI, if the Board of Directors of CCI accepts a Superior Proposal after determining in good faith after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such Superior Proposal would constitute a breach of its fiduciary duties;

          (g) By Merger Sub, upon a material breach of any covenant or agreement on the part of CCI set forth in this Agreement, or if (i) any representation or warranty of CCI that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of CCI that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating CCI Breach"); provided, however, that, if such Terminating CCI Breach is capable of being cured by CCI through the exercise of its best efforts prior to the 90th day following CCI's obtaining notice of such breach and for so long as CCI continues to exercise such best efforts, Merger Sub may not terminate this Agreement under this Section 7.1(g); or

          (h) By CCI, upon a material breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in
     Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Merger Sub Breach"); provided, however, that, if such Terminating Merger Sub Breach is capable of being cured by Merger Sub through the exercise of its best efforts prior to the 90th day following Merger Sub's obtaining notice of such breach and for so long as Merger Sub continues to exercise such best efforts, CCI may not terminate this Agreement under this Section 7.1(h).

     7.2. Effect of Termination.

          (a) In the event of termination of this Agreement by either CCI or Merger Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub or CCI or their respective officers or directors except (i) with respect to Sections 3.1(n), 3.2(e), Section 5.6, this Section 7.2 and
     Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

          (b) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 7.2, CCI shall reimburse Blackstone Management Partners L.P. for all Expenses of Merger Sub; provided that in no event shall CCI be required to pay in excess of an aggregate of $4,000,000 pursuant to this Section 7.2(b). Payment of Expenses pursuant to this Section 7.2(b) shall be made not later than two Business Days after delivery to CCI of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).

          (c)(i) If this Agreement shall have been terminated pursuant to Sections 7.1(b), 7.1(d) or 7.1(g) and either of the following shall have occurred prior to such termination: (A) any Person (including CCI or any of its Subsidiaries or CCI Affiliates, but excluding Merger Sub or any of its Affiliates) shall have become the beneficial owner of more than 25% of the outstanding shares of CCI Common Stock, or (B)(x) on or after the date of this Agreement any Person (other than Merger Sub or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Control Proposal (including by making such a Control Proposal), and (y) on or prior to the twelve-month anniversary of the date of this Agreement, CCI either consummates with any Person a transaction the proposal of which would otherwise qualify as a Control Proposal or enters into a definitive agreement with any Person with respect to a transaction the proposal of which would otherwise qualify as a Control Proposal (whether or not such Person is the Person referred to in clause (x) above); or

                  (ii) if this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f);

then CCI shall, (1) in the case of clause (c)(i)(A) and (c)(ii) above, promptly, but in no event later than one Business Day after the termination of this Agreement and (2) in the case of clause (c)(i)(B) above, promptly, but in no event later than one Business Day after an event specified in subclause (y) thereof shall have occurred, pay Blackstone Management Partners L.P. a fee equal to $14 million less amounts paid pursuant to section 7.2(b), in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is payable pursuant to this Section 7.2(c) following termination of this Agreement shall be effective until such fee is paid. Only one fee shall be payable pursuant to this
Section 7.2(c).

          (d) Notwithstanding the foregoing, no amount shall be payable pursuant to Section 7.2(b) or 7.2(c) if (i) at the time this Agreement shall have been terminated, Merger Sub is then in material breach of its obligations or representations and warranties under this Agreement, (ii)(x) this Agreement shall have been terminated pursuant to Section 7.1(b), (y) at the time of such termination CCI is not then in material breach of its obligations or representations and warranties under this Agreement and (z) at the time of such termination any of the conditions set forth in Sections 6.1(b), 6.1(c), 6.2(c), 6.2(d), 6.2(e), 6.2(g) and 6.2(h) shall not have been satisfied or waived, provided, however, with respect to unsatisfied or unwaived conditions set forth in Section 6.2(e), amounts shall be payable pursuant to Section 7.2(b), but not Section 7.2(c), or (iii) this Agreement shall have been terminated pursuant to (x) Section 7.1(c) and at the time of such termination CCI is not then in material breach of its obligations or representations and warranties under this Agreement, or (y) Section 7.1(a).

     7.3. Amendment. This Agreement (including the Annexes and Schedules hereto) may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CCI, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. This Agreement (including the Annexes and Schedules hereto) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.
                              GENERAL PROVISIONS

     8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or delivered by facsimile (but in the case of facsimile transmission, transmitted on the same day by the method described in clause (b)), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

               (i) if to Merger Sub, to AV Acquisition Corp., c/o Blackstone Management Associates II L.L.C., 345 Park Avenue, 31st Floor, New York, New York 10154, Attention: Mark T. Gallogly, Facsimile No.
           (212) 754-8704, with a copy to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention: Philip T. Ruegger III, Esq., Facsimile No. (212) 455-2502.

               (ii) if to CCI, to CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention: President, Facsimile No.: (303) 694-5590, with a copy to Latham & Watkins, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606, Attention:
           Mark D. Gerstein, Esq., Facsimile No.: (312) 993-9767.

     8.3. Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5.  Entire Agreement; No Third Party Beneficiaries.

           (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the confidentiality and standstill agreement entered into by Blackstone Management Partners L.P. and CCI in connection with the transactions contemplated hereby, which shall survive the execution and delivery of this Agreement.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

     8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of CCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10.  Definitions. As used in this Agreement:

            (a) "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 under the Exchange Act.

            (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

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

            (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            (d) "CCI Affiliates" means each of the corporations and partnerships through which CCI holds indirect ownership interests in cellular licensees and those cellular licensees in which CCI holds an ownership interest which is not a Consolidated Subsidiary.

            (e) "Control Proposal" means an Acquisition Proposal which seeks to acquire a controlling interest in CCI.

            (f) "Material Adverse Change" means any change in the business, financial condition or results of operations of CCI or any of the Consolidated Subsidiaries or Managed Affiliates that has had, or could reasonably be expected to have, a Material Adverse Effect on CCI.

            (g) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of such entity and its Subsidiaries taken as a whole.

            (h) "Organizational Documents" means, with respect to any entity, the charter, by-laws or other governing documents of such entity.

            (i) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act).

            (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            (k) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever,

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

     together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

            (l) "the other party" means, with respect to CCI, Merger Sub and means, with respect to Merger Sub, CCI.

     8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

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

            IN WITNESS WHEREOF, CCI and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                       COMMNET CELLULAR INC.



                                       By:    /s/ Arnold C. Pohs
                                       Name:  Arnold C. Pohs
                                       Title: President



                                       AV ACQUISITION CORP.



                                       By:    /s/ Mark T. Gallogly
                                       Name:  Mark T. Gallogly
                                       Title: President

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